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                                                                      Exhibit 22

                        REPORT OF INSPECTORS OF ELECTION
                         FOR ADVO, INC.'S ANNUAL MEETING
                            HELD ON JANUARY 17, 2002



I, Lee Tinto, Vice President of Mellon Investor Services, LLC Transfer Agent and Registrar of the Company, and David M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 17, 2002, at the Company's headquarters, One Univac Lane, Windsor, CT, report as follows:


There were present, in person or by proxy, 18,002,943 shares of common stock or 90.2% at the Annual Meeting.


The following votes of common stock were cast as follows:


PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                                 FOR               WITHHELD

Todd Brown                                 13,832,413             4,170,530
David Dyer                                 17,987,245                15,698
John Mahoney                               17,974,817                28,126
Gary M. Mulloy                             17,974,775                28,168
Howard H. Newman                           17,986,925                16,018
John R. Rockwell                           17,984,875                18,068
John L. Vogelstein                         13,349,053             4,653,890


PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF ERNST & Young LLP AS THE COMPANY's INDEPENDENT AUDITORS FOR FISCAL 2002


FOR                                        17,860,351       99.21%
AGAINST                                       138,358        0.77%
ABSTAIN                                         4,234        0.02%


No other matters were submitted for a vote at this Meeting.


/s/ LEE TINTO                           /s/ DAVID STIGLER
------------------------------          -----------------
Lee Tinto                               David Stigler
Vice President                          Senior Vice President
Mellon Investors Services, LLC          Chief Legal and Public Affairs Officer,
                                        General Counsel and Corporate Secretary